                                                                  Exhibit 10.8


                            ASSET PURCHASE AGREEMENT


                                 by and between


                          SPECTRUM COMMUNICATIONS, INC
                                   ("Seller")


                                       and


                             IVES BROADCASTING, INC.
                                    ("Buyer")















                                  May 08, 1998

                                                 TABLE OF CONTENTS


1.      Transfer of Assets..................................................  5
        1.1     Sale and Purchase of Assets.................................  5
        1.2     Exclusions from Assets......................................  6

2.      Liabilities and Obligations Assumed.................................  7
                2.1.1   By Buyer............................................  7
                2.1.2   By Seller...........................................  7
                2.1.3   Assigned Contracts .................................  8
        2.2     Transfer Documents .........................................  8

3.      Purchase Price and Manner of Payment................................  8
        3.1     General ....................................................  8
        3.2     Closing Contingent on Buyer's Public Financing..............  9

4.      Closing Date .......................................................  9

        4.1     Deliveries at Closing....................................... 10
                4.1.1   Seller' Transfer Documents. ........................ 10
                4.1.2   Contract Assignments. .............................. 10
                4.1.3   Other Documents .................................... 10

5.      Representations and Warranties of Parties........................... 11
         5.1    Seller...................................................... 11
                5.1.1   Corporate Status ................................... 11
                5.1.2   Authorization ...................................... 11
                5.1.3   Marketable Title ................................... 11
                5.1.4   Financial Statements ............................... 11
                5.1.5   Compliance With Laws ............................... 12
                5.1.6   Litigation.......................................... 12
                5.1.7   Taxes .............................................. 12
                5.1.8   Condition of Assets ................................ 13
                5.1.9   Absence of Undisclosed Liabilities.................. 13
                5.1.10  Employees .......................................... 13
                5.1.11  No Material Misstatements .......................... 13

        5.2     Buyer ...................................................... 13
                5.2.1   Corporate Status ................................... 13
                5.2.2   Authorization ...................................... 14

6.      Covenants........................................................... 14
        6.1     Covenants of the Seller..................................... 14
                6.1.1   Assistance in Transferring Assets and Business ..... 14

                6.1.2   Employment Terms ................................... 14
                6.1.3   Proration of Certain Taxes ......................... 15

7.      Indemnification..................................................... 15
        7.1     Seller ..................................................... 15
        7.2     Buyer ...................................................... 15

8.      Miscellaneous....................................................... 15
        8.1     Address .................................................... 15
        8.2     Modification or Amendments.................................. 16
        8.3     Waiver ..................................................... 16
        8.4     Successors and Assigns...................................... 16
        8.5     Separate Counterparts....................................... 16
        8.6     Exhibits and Schedules...................................... 16
        8.7     Further Assurances ......................................... 17
        8.8     Applicable Law ............................................. 17
        8.9     Entire Agreement ........................................... 17

                            ASSET PURCHASE AGREEMENT


    THIS ASSET PURCHASE AGREEMENT is entered into this 8th day of May, 1998 by and between SPECTRUM COMMUNICATIONS, INC., a Michigan corporation, ("Seller") and IVES BROADCASTING, INC., a Michigan corporation ("Buyer").

    WHEREAS, Seller is the licensee of broadcast station WCLS-FM, Oscoda, Michigan (hereinafter, "Station"): and,

    WHEREAS, Seller and Buyer have verbally agreed to the terms and conditions of a certain sale agreement regarding the sale of the assets and business of the Station ("Business") wherein an Application for Assignment of the license of WCLS-FM from Seller to Buyer will be submitted to the Federal Communications Commission ("FCC") ; and

    WHEREAS, Seller has the legal title to all of the physical assets used in the operation of the Station and is the current FCC licensee covering the Station; and,

    WHEREAS, Buyer has begun operating the Business and the Station, and has begun programming the Station and selling advertising under the direction and supervision of Seller while the FCC reviews the Application For Assignment of the FCC license to Buyer and accordingly has already entered into a Local Management Agreement dated January 1, 1998 (the "LMA"); and.

    WHEREAS, Buyer operates a broadcast programming company able to provide sales and programming services and is also a multiple licensee of the FCC; and

    WHERAS, Buyer wishes to purchase and the Seller wishes to sell the assets of the Business (other than certain specifically excluded assets), and obtain an assignment of the FCC license covering the Station upon the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, the parties hereto agree as follows:

    1. Transfer of Assets.

    1.1 Sale and Purchase of Assets. On the Closing Date as defined herein, and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase from Seller, all of the assets, properties and rights of Seller pertaining to the Business described on Schedule 1.1(a) hereto ("Assets"), but excluding the Excluded Assets as defined in paragraph 2 hereof, free and clear of all liens, claims or encumbrances, except as to certain liabilities and obligations to be assumed by Buyer as described in paragraph 2.1 hereof ("Assumed Liabilities"). The Assets include:

    (a) All radio broadcasting equipment, personal property, machinery, furniture, leasehold improvements, and all other fixed assets used in the Business; all of the Seller's rights under any supply contracts, customer agreements, leases and other contracts to which Seller is a party, all trademarks, tradenames, software, know-how, copyrights, intellectual property rights and proprietary assets owned by the Seller and used in the operations of the Business; and other tangible and intangible property used by Seller in conducting the Business, including but not limited to all goodwill, customer lists, trade secrets, covenants not to compete, the right to do business under Seller' trade names, the right to utilize Seller's telephone number, and all of Seller's rights to possession as tenant or lessee under any lease of real or personal property presently occupied or used by Seller in conducting the Business;

    (b) All right, title and interest of the Seller under the following agreements related to the Business: (i) agreements for the sale of goods, materials, supplies, customer lists, media services, machinery or capital assets, (ii) contracts to provide services; (iii) agreements with any customer, distributor, dealer, sales agent or representative, (iv) those other agreements related to the Business (collectively, the "Assigned Contracts");

    (c) Originals (or, where appropriate, copies) of all operating data and records of Seller relating to the Business, wherever located, including corporate and financial books, records, customer lists, supplier lists, credit information and correspondence;

    (d) All right, title and interest of the Seller to the trademarks, copyrights, corporate and trade name of WCLS-FM, trade names, trade rights, whether or not registered, trade secrets, proprietary rights and data, ideas and know-how, and the assignable FCC licenses and permits, in each case used in the Business;

    (e) To the extent assignable, all permits, licenses, approvals and authorizations issued to Seller by Federal, state or local governments or governmental authorities related to compliance by the Business with applicable laws and regulations; and

    (f) All other properties, rights and assets of the Seller relating to the Business, other than the Excluded Assets (as defined in Section 2).

    2. Exclusions from Assets.. The Assets shall not include:

    (a) All rights of Seller in and to all policies of insurance relating to the Business and the other Assets being acquired by Buyer hereunder;

    (b) The original corporate minute books and stock transfer records of Seller, to the extent such records are applicable and are in existence;

    (c) All cash or cash equivalents on deposit in Seller' bank accounts as of December 31, 1997; and

    (d) All prepaid deposits or sums currently on deposit for the benefit of Seller for utility services, rental on any leased premises or equipment, or other similar deposits; and

    (e) All accounts receivable of the Seller as of December 31, 1997.

    2.1 Liabilities and Obligations of Seller

    2.1.1 By Buyer. Except as to those liabilities and obligations to be paid by Buyer after January 1, 1998 in accordance with the LMA, Buyer assumes no liabilities or obligations of Seller, including without limitation any liabilities or obligations arising out of (i) the Assets; and (ii) liabilities or obligations set forth on the Balance Sheet of Seller heretofore delivered to the Buyer ("Balance Sheet"). Notwithstanding the above, Buyer shall assume and does hereby agree to pay certain identified accounts payable of the Seller which are identified as follows: (i) up to $2,000 of Seller's trade payables; (ii) $2,573 to certain of the Seller's personal lenders for Station equipment; and
(iii) $300 to Jones Satellite (collectively, "Assumed Liabilities").

    2.1.2 By Seller. Except for those liabilities and obligations assumed by the Buyer pursuant to the LMA, and those identified in paragraph 2.1.1, above, Seller does hereby agree to assume and pay any and all liabilities and obligations due and owing on the

Assets and the Business on or before the maturity date on such indebtedness. Seller further hereby agrees to indemnity Buyer and hold Buyer harmless against any and all sums or amounts due and owing on the Assets, the Business or by the Seller which relates to the Seller's ownership and operation of the Station.

    2.1.3 Assigned Contracts. At and following the Closing Date, Seller shall make good faith efforts to assist Buyer in taking control of all Assigned Contracts. Seller shall provide Buyer with all contracts, work papers, service records, and other documents relating to the Assigned Contracts.

    2.2 Transfer Documents. Seller's transfer and sale of the Assets hereunder shall be effected by the delivery, by Seller to Buyer, on or after the Closing Date, of one or more Bills of Sale in substantially the form of Exhibit "A" attached hereto, and other good and sufficient instruments of sale, transfer, assignment and conveyance as more fully described in paragraph 4.1 hereof, and all consents of third parties necessary thereto (the "Transfer Documents").

    3. Purchase Price and Manner of Payment.

    3.1 General. As consideration for the sale of the Assets, Buyer hereby agrees to deliver to Seller on the Closing Date, the sum of $312,500 by certified or guaranteed funds drawn on a United States bank made payable to the Seller, and in addition, Buyer shall pay the Assumed Liabilities described in
Section 2.1.1 hereof when they become due (the "Purchase Price"). The Purchase Price shall be allocated among the Assets as agreed upon by the parties hereto, and specifically, the Buyer and Seller hereby agree they each shall report the allocation of the Purchase Price in a manner consistent with the foregoing provision, and as recommended by the accountant for the Buyer.

    3.2 Closing Contingent on Buyer's Public Financing. The payment of the Purchase Price and the simultaneous transfer of the Assets as contemplated by this Agreement is subject to the successful consummation of an underwritten public offering of the common stock of the Buyer's parent corporation, Northern Radio Network Corporation ("NRN"), pursuant to an effective registration statement filed by NRN on Form SB-2, or a like registration statement, to be filed with the United States Securities and Exchange Commission as authorized by the Securities Act of 1933, as amended, with a gross aggregate offering amount of no less than $5,000,000 (the "Public Offering"). In the event that the Public Offering does not close on or before September 30, 1998, payment of the Purchase Price shall be made by Buyer to the Seller no later than twenty (20) days after the Application For Assignment Of The FCC License covering the Station is approved by the FCC.

    4. Closing Date. The Closing Date for the purchase and sale of the Assets ("Closing Date") shall be a date which is agreed to by the Seller and Buyer, but no later than twenty (20) calendar days after: (i) the Application For Assignment of the FCC License is finally approved by the FCC; and (ii) the final closing of the Public Offering and NRN's receipt of the gross proceeds therefrom, or in the event that the Public Offering does not close prior to September 30, 1998, the Closing Date shall be no later than twenty (20) calendar days after the Application For Assignment of the FCC License is finally approved by the FCC. The Closing shall be conducted at the principal place of the Buyer's business, 1491 M-32 West, Alpena, Michigan 49707, or may be held at such other location which is mutually agreeable to all parties hereto.

    4.1 Deliveries at Closing. On the Closing Date, Seller shall deliver to
Buyer:

    4.1.1 Seller' Transfer Documents. Such bills of sale, title documents, assumption documents, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment, in form satisfactory to Buyer's counsel, as shall be effective to vest in Buyer good title and ownership to the Assets to be transferred, conveyed, assigned and delivered hereunder, free and clear of all liens and encumbrances.

    4.1.2 Contract Assignments. All of Seller's agreements, leases, contracts, and vendor, supplier and customer agreements assigned to or assumed by Buyer under this Agreement, with such assignments thereof and consents to the assignment thereof as may be reasonably necessary to assure Buyer of the full benefits thereof.

    4.1.3 Other Documents. Each party shall deliver to the other on or after the Closing Date such other documents, certificates, schedules, agreements and instruments called for by this Agreement at such time. Moreover, Seller shall from time to time at the request of Buyer, and without further consideration, execute and deliver such instruments of transfer, conveyance and assignment in addition to those issued pursuant to Section 3.1 hereof, and take such other actions, as may be reasonably necessary to transfer, convey, assign to and vest in Buyer, and to put Buyer in possession of, the Assets to be transferred, conveyed, and assigned and delivered hereunder and the Assumed Liabilities to be paid by Buyer hereunder.

        5. Representations and Warranties of Parties .

        5.1 Sellers. Seller represents, warrants and agrees as follows:

        5.1.1 Corporate Status. Seller is a Michigan corporation, duly organized, validly existing and in good standing under the laws of the State of Michigan and such legal entity has full power and authority to execute and deliver this Agreement, to sell the Assets and Liened Assets, and to perform its respective obligations hereunder.


        5.1.2 Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) are permissible under Seller's articles of incorporation, and by-laws, and (ii) have been duly and validly authorized by all necessary action by the Seller's board of directors and shareholders; and (iii) do not and will not result in a breach of or a default under any agreement, license or other obligation binding upon Seller.

        5.1.3 Marketable Title. Unless otherwise disclosed to Buyer by Seller in writing prior to the date hereof, Seller has on the Closing Date, good and marketable title to the Assets, free and clear of all security interests, liens, claims or encumbrances of any nature or kind whatsoever. The Assets constitute all of the assets necessary for the operation of the Business, as currently conducted and all of the assets owned by Seller on the Closing Date.

        5.1.4 Financial Statements. The Balance Sheets and income statements of the Seller have been previously delivered to Buyer and are true and correct and present fairly the financial conditions of the Seller on the specified dates and the results of the operations of the Seller for the specified periods and were prepared in conformity with generally accepted accounting principles consistently applied. Since the dates of such financial statements up to and including the Closing Date, there has not been any adverse event affecting the financial condition or the operation of the Business or the prospects of the Business.

    5.1.5 Compliance With Laws. Seller has complied with all laws, rules, regulations and orders applicable to the Assets, and the operation of the Business, including any and all FCC rules and regulations.

    5.1.6 Litigation. There is no legal proceeding, claim or investigation of any kind pending or threatened relating to or affecting the Assets or the Business or its prospects, and Seller knows of no basis therefor. There are no outstanding orders of any court, agency, the FCC, or tribunal relating to or affecting the Seller, the Assets, the Business or its prospects.

    5.1.7 Taxes. All Federal, state and local income, franchise, property, sales and use taxes and all other public taxes, charges or withholding obligations incurred at any time prior to the Closing Date relating to the Assets, or Business are the obligation and liability of Seller and have been paid or provided for in full by Seller, and any taxes, charges or withholding obligations not so paid will be paid by Seller no later than the Closing Date to the extent that such obligations are known, and shall be paid after the Closing Date to the extent that the correct amounts are subsequently determined

    5.1.8 Condition of Assets. The Assets are in good operating condition and repair, subject to normal wear and use and routine maintenance, and usable in a manner consistent with their current use.

    5.1.9 Absence of Undisclosed Liabilities. As of the Closing Date, Seller does not have and will not have any indebtedness, liability or loss of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, which is material to the Business and which was not reflected on the Balance Sheet(s) provided to the Buyer or otherwise disclosed in this Agreement.

    5.1.10 Employees. Buyer shall not be required to hire any of Seller's employees, but to the extent Buyer does hire any of Seller's employees ("Employees"), Seller represents that none of such Employees is represented by any labor union or collective bargaining unit and no Employee is employed pursuant to a written employment contract or on any basis other than an "At Will" basis.

    5.1.11 No Material Misstatements. No representation or warranty of Seller made in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

    5.2 Buyer. Buyer represents, warrants and agrees as follows:

    5.2.1 Corporate Status. Buyer is a corporation duly organized and validly existing under the laws of the State of Michigan and is duly qualified to transact business in such State. Buyer has full power and authority to purchase and acquire the Assets and to assume the Assumed Liabilities as herein provided.

    5.2.2 Authorization. The execution and delivery of this Agreement has been duly and validly authorized by all necessary corporate action of Buyer and does not breach the terms of any agreement, license or other obligation binding upon Buyer. This Agreement is the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

    6. Covenants.

    6.1 Covenants of the Sellers.

    6.1.1 Assistance in Transferring Assets and Business. Seller shall use its best efforts to assist Buyer in planning for and accomplishing the orderly transition and transfer of the Assets to Buyer and the assumption of the Assumed Liabilities as provided herein and shall take all steps as maybe reasonably requested by Buyer in furtherance thereof, including approval by the FCC of the Application For Assignment of the FCC License covering the Station. Such required assistance shall include, but not be limited to, the execution and delivery of any Assignable Contract, title document or other similar document necessary for the transfer or use of the Assets to Buyer.

    6.1.2 Employment Terms. Seller shall terminate its employment of all of its Employees, such termination to be effective as of January 1, 1998 and Seller shall be responsible for the payment of all accrued compensation and benefits for the terminated Employees up to and including such date.

    6.1.3 Proration of Certain Taxes. Seller and Buyer shall prorate as of January 1, 1998 all taxes, and prepaid expenses required to be paid by the Seller in respect of the results of operations of the Business.

    7. Indemnification.

    7.1 Sellers. Seller will indemnify and hold harmless Buyer from, for and against any loss, damage, liability or deficiency resulting from any inaccuracy in any representation or the breach of any warranty made by Seller or any failure of Seller duly to perform or observe any term, provision, covenant, agreement or condition hereunder.

    7.2 Buyer. Buyer will indemnify and hold harmless Seller from, for and against any loss, damage, liability or deficiency resulting from any inaccuracy in any representation or the breach of any warranty made by Buyer or any failure of Buyer duly to perform or observe any term, provision, covenant, agreement or condition hereunder. Buyer will further indemnify Seller against any loss, liability, debt, claim, obligation or expense incurred by the Buyer in the operation of the Station during the time period covered by the LMA.

    8. Miscellaneous.

    8.1 Address. The notice address for the parties is:


Seller:                                               Buyer:
James Leighty, Chairman                               Mark Thomas
Spectrum Communications, Inc.                         General Manager
612 South Creyts Road                                 Ives Broadcasting, Inc.
Suite A                                               1491 M-32 West
Lansing, Michigan  48917                              Alpena, Michigan 49707

Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by written notice to the other party.

    8.2 Modification or Amendments. No amendment, change or modification of this Agreement shall be valid unless in writing and signed by the party to be charged.

    8.3 Waiver. No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof.

    8.4 Successors and Assigns. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

    8.5 Separate Counterparts. This Agreement may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument.

    8.6 Exhibits and Schedules. Each fact or statement recited or contained in any exhibit, schedule, certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, shall be deemed a representation and a warranty hereunder.

    8.7 Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

    8.8 Applicable Law. This Agreement shall, in all respects, be governed by the laws of the State of Michigan applicable to agreements executed and to be wholly performed within the State of Michigan.

    8.9 Entire Agreement. This Agreement, together with any related documents referred to in this Agreement, constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated below. SPECTRUM COMMUNICATIONS, INC.

By:   /s/ James Leighty
   ------------------------------
          JAMES LEIGHTY, CHAIRMAN

IVES BROADCASTING, INC.

By:   /s/ Robert M. Currier
   ---------------------------------
          ROBERT M. CURRIER, PRESIDENT
          AND CHIEF EXECUTIVE OFFICER

                                   EXHIBIT "A"

                                  BILL OF SALE


         KNOW ALL MEN BY THESE PRESENTS:

         That SPECTRUM COMMUNICATIONS, INC., ("Seller"), for an in consideration of ten dollars and other good and valuable consideration, pursuant to a certain Asset Purchase Agreement dated as of May ___, 1998 ("Agreement") among the Seller and Ives Broadcasting, Inc. ("Buyer"), the receipt of which is hereby acknowledged, have bargained, sold and delivered, and by these presents do hereby bargain, sell, transfer, convey, assign, set over and deliver unto Buyer, its successors and assigns, the "Assets" of the Company, as those terms are defined in the Agreement, and which are more particularly described on Addendum "A" to this Bill of Sale.

         TO HAVE AND TO HOLD the said Assets above described, unto Buyer to its own proper use and benefit forever.

         The Seller fully warrant the right and title to said Assets unto Buyer to be good, indefeasible, marketable and merchantable, fee and clear of all security interests, liens, claims or encumbrances of any nature or kind whatsoever (herein "Claims") of all persons and entities, except as to those Liened Assets which have been disclosed to Buyer as being taken subject to certain outstanding indebtedness; and the Seller shall defend and hold Buyer, and its successors and assigns, harmless from, for or against any loss, damage or deficiency arising out of, or resulting from, any such Claims.

         IN WITNESS WHEREOF, the Seller have caused this Bill of Sale to be duly executed by the authorized officers of the corporate Seller and the general partner of the limited partnership Seller and by the individual Seller on this day of May 1998.


                                          SPECTRUM COMMUNICATIONS, INC.


                                          By:   /s/ James Leighty
                                             -------------------------------
                                                    JAMES LEIGHTY, CHAIRMAN

                                 SCHEDULE 1.1(a)

                                     ASSETS

                               WCLS ASSET LIST

Tower Site located at 2685 Coville Road, Greenbush, Alcona County, Michigan Transmitter
Microwave equipment
Monitoring Equipment
Tower
Property
Building


Studio Site located at 4429 North US 23, Oscoda, Michigan
Satellite Dish, Receivers
Microwave Equipment, Tower
Broadcast Console
Compact Disc Players
Digital Editor
Reel-to-Reel Deck
Cassette Machine
Microphones
Smarts Broadcast System
Office Computers and printers
CD Production Library
Sage EAS unit
Telephone System
Effects Processor